Exhibit 99.1

Ameriprise Financial, Inc.
Ameriprise Financial Center
Minneapolis, MN 55474

News Release

Ameriprise Financial Reports Record
Third Quarter Results

Third quarter 2010 net income of $344 million, up 32 percent, or $1.32 per diluted share

Third quarter 2010 operating earnings were $355 million, up 31 percent, or $1.37 per diluted share

Ameriprise Financial, Inc.
Third Quarter Results

(in millions, except per				Per Diluted Share
share amounts, unaudited)	2010	2009	% Change	2010	2009	% Change

GAAP
Net revenues	$2,450	$1,946	26%
Net income attributable to Ameriprise Financial	$344	$260	32%	$1.32	$1.00	32%
Operating
Net revenues	$2,431	$1,930	26%
Earnings	$355	$272	31%	$1.37	$1.04	32%

Weighted average common shares outstanding:
Basic	255.3	258.7
Diluted	259.9	260.7

(Operating measures exclude net realized gains/losses, integration expenses and the impact of the adoption of a new accounting standard in 2010 that required the company to consolidate $6 billion of client assets in certain investment entities on its balance sheet and report related revenues and expenses through its income statement. Reconciliation tables of GAAP to operating results are included throughout this release.)

MINNEAPOLIS — October 27, 2010 — Ameriprise Financial, Inc. (NYSE: AMP) today reported record net income(1) of $344 million for the third quarter of 2010 compared to $260 million for the third quarter of 2009.  Net income per diluted share for the third quarter of 2010 was $1.32 compared to $1.00 a year ago.

Operating earnings increased 31 percent to $355 million in the third quarter of 2010 compared to $272 million a year ago.  Operating earnings per diluted share were $1.37 in the third quarter of 2010, up 32 percent from $1.04 a year ago.  Operating earnings growth reflected higher equity markets, reengineering benefits and the first full quarter of Columbia Management earnings.

Operating net revenues were $2.4 billion in the third quarter of 2010, up 26 percent from $1.9 billion a year ago, reflecting growth in asset-based fees driven by market appreciation, the acquisition of Columbia Management and retail net inflows.

(1) Net income represents net income attributable to Ameriprise Financial.

As of September 30, 2010, the company’s excess capital position was more than $1.5 billion after deploying approximately $373 million in 2010 to repurchase more than 9.3 million shares of its common stock.  The company’s investment portfolio ended the quarter with a $2.3 billion net unrealized gain.  Excluding accumulated other comprehensive income (AOCI) and the equity impact of the required consolidation in certain investment entities, book value per share increased 10 percent from a year ago, to $37.30.

Return on shareholders’ equity excluding AOCI was 11.1 percent for the 12 months ended September 30, 2010.  Operating return on equity excluding AOCI was 12.0 percent for the same time period.

“We generated record third quarter earnings, driven largely by strong results in Advice & Wealth Management and Asset Management,” said Jim Cracchiolo, chairman and chief executive officer.  “We’re growing our core client base and our advisor force is strong and increasingly productive.  The integration of Columbia Management is proceeding well, and we are beginning to realize the benefits of the acquisition.”

“While we continue to operate in a challenging environment, I am pleased with our positioning and the overall strength of our company.”

Summary

Ameriprise Financial, Inc.
Third Quarter Summary

(in millions, except per				Per Diluted Share
share amounts, unaudited)	2010	2009	% Change	2010	2009	% Change

Net income attributable to Ameriprise Financial	$344	$260	32%	$1.32	$1.00	32%

Add: Integration charges, after-tax(1)	12	21	(43)%	0.05	0.08	(38)%
Less: Net realized gains, after-tax(1)	1	9	(89)%	—	0.04	NM

Operating earnings	$355	$272	31%	$1.37	$1.04	32%

Weighted average common shares outstanding:
Basic	255.3	258.7
Diluted	259.9	260.7

NM  Not Meaningful — variance of 100% or greater

(1)             After-tax is calculated using the statutory tax rate of 35%.

The company believes that operating measures, which exclude net realized gains or losses, integration charges and the impact of the consolidation of certain investment entities, best reflect the performance of the business.

Third quarter operating earnings results included the following after-tax items:

Ameriprise Financial, Inc.

Third Quarter Items

			Per Diluted Share
(in millions, except per share amounts, unaudited)	2010	2009	2010	2009
Insurance & Annuity valuation assumption and model changes benefits [unlocking]	$37	$87	$0.14	$0.33
DAC and DSIC benefits [mean reversion]	25	18	0.10	0.07
Variable annuity guarantees net of DAC and DSIC expense	(15)	—	(0.06)	—
Total	$47	$105	$0.18	$0.40

(1)             After-tax is calculated using the statutory tax rate of 35%.

Third quarter operating results in both periods benefited from the company’s annual review and unlocking of insurance and annuity valuation assumptions and model changes.  In the third quarter of 2010, this benefited earnings by $37 million, or $0.14 per diluted share, compared to a benefit of $87 million, or $0.33 per diluted share, a year ago.

The $37 million after-tax benefit in the third quarter of 2010 reflected the following:

•                  $101 million benefit from persistency improvements, including a net benefit from extending annuity amortization periods and increased living benefits expense.

•                  $55 million expense from resetting near-term equity return assumptions equal to the long-term assumptions and reducing both near- and long-term bond fund return assumptions.

•                  $9 million in additional expenses from all other assumption and model changes.

The $15 million after-tax net variable annuity benefits expense was primarily driven by the impact of a 22 basis point narrowing of the credit default spread on the liability valuation.

Taxes

The effective tax rate on net income excluding net income (loss) attributable to non-controlling interests and the required consolidation of certain investment entities was 27.6 percent in the third quarter of 2010.  While the company continues to expect its full-year 2010 operating tax rate to be at the low end of the 25 to 27 percent range based on benefits from tax planning, higher pretax earnings would result in a higher effective tax rate.

Third Quarter 2010 Business Highlights

•                  Total owned, managed and administered assets were $649 billion at September 30, 2010, up 48 percent from a year ago as a result of the acquisition of Columbia Management and market appreciation.

•                  Total client assets increased 9 percent year-over-year to $313 billion, reflecting market appreciation, retail net inflows in the advisor network, and strong client and advisor retention.

•                  Advisor productivity, measured as operating net revenue per advisor, increased 21 percent compared to a year ago.  Growth was primarily driven by higher asset-based fees as a result of year-over-year market appreciation and wrap net inflows, improved client activity and the company’s focus on higher-producing advisors.

•                  Total advisors declined 6 percent from a year ago to 11,608, primarily due to the continued departure of low-producing advisors.  Advisor retention rates remained strong.

•                  Asset Management segment managed assets increased 89 percent to $445 billion largely due to the acquisition of Columbia Management and the year-over-year appreciation in the S&P 500, partially offset by net outflows.  In the third quarter of 2010, U.S. Asset Management reported $3.2 billion in net outflows, primarily in equity and subadvisory portfolios.  Threadneedle net inflows of $1.1 billion in the third quarter of 2010 primarily reflected strong institutional net inflows, partially offset by Zurich-related net outflows and European retail net outflows.

•                  Wrap assets increased 18 percent year-over-year to $105 billion and included $1.8 billion in net inflows in the third quarter of 2010.

•                  Variable annuity net inflows more than doubled sequentially to $0.5 billion driven by the company’s introduction of a new variable annuity in the Ameriprise channel, RAVA 5, and an updated guaranteed minimum withdrawal benefit rider in the Ameriprise and third-party channels.  Third quarter 2010 variable annuity net inflows more than offset continued outflows in fixed annuities.

•                  Variable universal life / universal life (VUL/UL) sales decreased 2 percent from a year ago, with equity market increases driving a 6 percent year-over-year increase in VUL/UL ending policyholder account balances.

•                  Ameriprise Auto & Home premiums increased 7 percent from a year ago, primarily due to growth in policy counts.

Liquidity and Balance Sheet as of September 30, 2010

The company maintains strong balance sheet fundamentals, excess capital and financial flexibility to capture additional growth opportunities.

Conservative capital management

•                  The company’s excess capital position was more than $1.5 billion.

•                  The company repurchased 3.6 million shares of its common stock during the third quarter of 2010 for $153 million.

•                  RiverSource Life Insurance Company’s estimated risk-based capital ratio remained above 500 percent.

•                  The debt-to-total capital ratio attributable to Ameriprise Financial was 20.0 percent.  The debt-to-total capital ratio was 19.0 percent, excluding non-recourse debt, the impact of consolidated investment entities and the 75 percent equity credit for the hybrid securities.

•                  The company will continue to use enterprise risk management capabilities and product hedging to anticipate and mitigate risk.  The company’s variable annuity hedging program continued to perform well.

Substantial liquidity

•                  Cash and cash equivalents were $3.7 billion, with $1.8 billion at the holding company level and $2.1 billion in free cash.

•                  The company will retire $340 million of debt on November 15, 2010.  The company’s next outstanding debt maturity is in 2015.

High-quality investment portfolio

•                  The $33.6 billion available-for-sale portfolio remained well diversified and high quality.

•                  The investment portfolio remained in a net unrealized gain position, with $2.3 billion in net unrealized gains.

•                  The total investment portfolio, including cash and cash equivalents, was $41.7 billion and remained well positioned.  Detailed information about the portfolio is available at ir.ameriprise.com.

Segment Results

Ameriprise Financial, Inc.

Advice & Wealth Management Segment Results

	Quarter Ended September 30, 2010			Quarter Ended September 30, 2009
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating

Advice & Wealth Management
Net revenues	$946	$—	$946	$832	$5	$827
Expenses	859	1	858	820	21	799
Pretax income	$87	$(1)	$88	$12	$(16)	$28

(1)             Includes net realized gains and integration charges.

Advice & Wealth Management reported pretax income of $87 million for the third quarter of 2010.  Segment operating earnings were $88 million compared to $28 million a year ago.  Third quarter 2010 pretax margin was 9.2 percent and operating pretax margin was 9.3 percent.

Operating net revenues increased 14 percent, or $119 million, to $946 million from higher management and distribution fees partially offset by lower net investment income.  Higher management and distribution fees were driven by year-over-year market appreciation, retail net inflows and increased brokerage transactional activity.  The decline in net investment income was driven by lower short-term interest rates and lower certificate balances.   The expected seasonal decline in third quarter distribution revenues was materially offset by increased sales of the company’s new variable annuity product.

Operating expenses increased 7 percent, or $59 million, to $858 million, primarily as a result of higher advisor compensation from business growth.  General and administrative expenses excluding integration charges remained well controlled, contributing to margin expansion.  Operating general and administrative expenses declined $7 million from the prior year and $4 million sequentially.

Advisor productivity increased 21 percent from a year ago driven by higher asset-based fees as a result of year-over-year market appreciation and net inflows, improved client activity, and the company’s focus on higher-producing advisors.

Ameriprise Financial, Inc.

Asset Management Segment Results

	Quarter Ended September 30, 2010			Quarter Ended September 30, 2009
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating

Asset Management
Net revenues	$662	$1	$661	$328	$—	$328
Expenses	558	18	540	318	7	311
Pretax income	$104	$(17)	$121	$10	$(7)	$17

(1)             Includes net realized gains and integration charges.

Asset Management reported pretax income of $104 million for the third quarter of 2010.  Segment operating earnings were $121 million compared to $17 million a year ago driven by the acquisition of Columbia Management, year-over-year market appreciation on assets, and re-engineering benefits.  Third quarter 2010 pretax margin was 15.7 percent and operating pretax margin was 18.3 percent.  The 4 percent sequential decline in the average S&P 500 negatively impacted operating pretax margins by approximately 1 percent.

Operating net revenues more than doubled compared to a year ago, increasing $333 million to $661 million, driven by an increase in management fees due to growth in assets from the acquisition and market appreciation.

Operating expenses increased 74 percent, or $229 million, to $540 million, primarily reflecting increased ongoing general and administrative and distribution expenses from the acquisition.  Year to date, the company has realized approximately $47 million in integration gross synergies and approximately $76 million in integration-related expenses, which were consistent with original estimates.

U.S. Asset Management assets under management were $347 billion at September 30, 2010 compared to $146 billion a year ago, driven by the Columbia Management acquisition and market appreciation.  Investment performance continued to be solid, complementing strong longer-term investment track records.  Net outflows of $3.2 billion in the quarter were primarily in equity and subadvisory portfolios, reflecting industry-wide outflows in equities and lower retail sales as a result of pending fund mergers.

Threadneedle assets under management were $102 billion at September 30, 2010, up 9 percent from a year ago, reflecting year-over-year market appreciation and net inflows.  Net inflows of $1.1 billion in the third quarter of 2010 primarily reflected strong institutional net inflows, partially offset by Zurich-related net outflows and European retail net outflows.  Overall, investment track records remained strong.

Ameriprise Financial, Inc.
Annuities Segment Results

	Quarter Ended September 30, 2010			Quarter Ended September 30, 2009
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments	Operating

Annuities
Net revenues	$626	$(1)	$627	$591	$—	$591
Expenses	362	—	362	323	—	323
Pretax income	$264	$(1)	$265	$268	$—	$268
Items:
Valuation assumption and model change benefits [unlocking]			$105			$111
DAC and DSIC benefits [mean reversion]			29			26
Variable annuity guarantees net of DAC and DSIC benefits/(expense)			(22)			1
Total			$112			$138

(1)             Includes net realized losses.

Annuities reported pretax income of $264 million for the third quarter of 2010.  Segment operating earnings were $265 million for the third quarter of 2010, down $3 million from a year ago.  The items listed in the table above drove $26 million of the operating earnings decline, which was largely offset by business growth.

Operating net revenues increased 6 percent, or $36 million, to $627 million, reflecting increased management fees from higher separate account balances, increased premiums from life contingent payout annuities, and higher fees from variable annuity guarantees.  Third quarter 2010 net investment income declined primarily as a result of the implementation of Enhanced Portfolio Navigator in the second quarter of 2010, which resulted in a decline in general account assets and a commensurate increase in separate accounts.

Segment general and administrative expenses were down $2 million compared to a year ago.  These expenses declined $7 million sequentially as costs associated with the RAVA 5 introduction and the implementation of Enhanced Portfolio Navigator declined.

Variable annuity net inflows more than doubled sequentially from the introduction of RAVA 5 in the Ameriprise channel and an updated guaranteed minimum withdrawal benefit rider in the advisor and outside distribution channels.  Variable annuity net inflows in the third quarter of 2010 were partially offset by continued fixed annuity net outflows reflecting low client demand.

Ameriprise Financial, Inc.

Protection Segment Results

	Quarter Ended September 30, 2010			Quarter Ended September 30, 2009
(in millions, unaudited)	GAAP	Less: Adjustments	Operating	GAAP	Less: Adjustments(1)	Operating

Protection
Net revenues	$502	$—	$502	$450	$7	$443
Expenses	437	—	437	305	—	305
Pretax income	$65	$—	$65	$145	$7	$138
Items:
Valuation assumption and model change benefits (expense) [unlocking]			$(49)			$23
DAC and DSIC benefits [mean reversion]			10			1
Total			$(39)			$24

(1)             Includes net realized gains.

Protection reported pretax income of $65 million for the third quarter of 2010.  Segment operating earnings were also $65 million, down $73 million from a year ago.  The items listed in the table above drove a $63 million year-over-year decline in third quarter earnings.

Operating net revenues increased 13 percent, or $59 million, to $502 million.  The impact of unlocking in both periods resulted in $45 million in net revenue growth, with the remaining growth primarily driven by auto and home premiums.

Operating expenses increased 43 percent, or $132 million, to $437 million.  The impact of unlocking in both periods resulted in $117 million in increased expenses in the third quarter of 2010 compared to the prior-year period.  Benefits expenses also increased due to higher disability income and long-term care insurance claims in the third quarter of 2010.

Life and health insurance cash sales were flat with the year-ago period and down sequentially, reflecting historical third quarter seasonality.

Auto and Home continued to increase policy counts and retention remained strong, driving net written premiums up 7 percent compared to a year ago.  In addition, the combined loss ratio and expense ratio in the quarter remained favorable.

Ameriprise Financial, Inc.
Corporate & Other Segment Results

	Quarter Ended September 30, 2010			Quarter Ended September 30, 2009
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating

Corporate & Other
Net revenues	$32	$28	$4	$(9)	$4	$(13)
Expenses	110	58	52	86	6	80
Pretax loss	$(78)	$(30)	$(48)	$(95)	$(2)	$(93)

(1)             Includes revenues and expenses of the consolidated investment entities, net realized gains and integration charges.

Corporate & Other reported a pretax loss of $78 million for the third quarter of 2010.  Segment operating loss was $48 million in the quarter compared to an operating pretax loss of $93 million a year ago.

Contacts

Investor Relations:	Media Relations:
Laura Gagnon	Paul Johnson
Ameriprise Financial	Ameriprise Financial
612.671.2080	612.671.0625
laura.c.gagnon@ampf.com	paul.w.johnson@ampf.com

Ben Pratt
Ameriprise Financial
612.678.5881
benjamin.j.pratt@ampf.com

Ameriprise Financial, Inc. is a diversified financial services company serving the comprehensive financial planning needs of the mass affluent and affluent.  For more information visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products.  RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York.  Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York.  These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs.  Actual results could differ materially from those described in these forward-looking statements.  Examples of such forward-looking statements include:

•                  the statement of belief in this news release that the Columbia Management integration is proceeding well and the company is realizing the benefits of the acquisition;

•                  the statement of intention in this news release that the company will retire $340 million in debt on November 15, 2010;

•                  the statement of belief in this news release that the company will continue to use enterprise risk management capabilities and product hedging to anticipate and mitigate risk;

•                  the statement of belief in this news release that the company expects its 2010 full-year effective tax rate will be at the low end of the 25 to 27 percent range;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  changes in the valuations, liquidity and volatility in the interest rate, credit default, equity market and foreign exchange environments;

•                  changes in relevant accounting standards, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the recent enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•                  investment management performance and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or affiliated advisor misconduct, legal or regulatory actions, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the ability to complete the acquisition opportunities the company negotiates and to pursue other growth opportunities;

•                  the company’s ability to realize the financial, operating and business fundamental benefits or to obtain regulatory approvals regarding integrations we plan for the acquisitions we have completed or may pursue and contract to complete in the future, as well as the amount and timing of integration expenses;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  changes in the capital markets and competitive environments induced or resulting from the partial or total ownership or other support by central governments of certain financial services firms or financial assets; and

•                  general economic and political factors, including consumer confidence in the economy, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive.  There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  Management undertakes no obligation to update publicly or revise any forward-looking statements.  The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2009 and under Part 2, Item 1A of our Quarterly Report on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, available at ir.ameriprise.com.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results.  The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.  For information about Ameriprise Financial entities, please refer to the Third Quarter 2010 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Income Statement to Operating Income Statement

	Quarter Ended September 30, 2010			Quarter Ended September 30, 2009
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change

Revenues
Management and financial advice fees	$1,040	$(9)	$1,049	$689	$—	$689	52%
Distribution fees	415	—	415	367	—	367	13
Net investment income	527	19	508	538	13	525	(3)
Premiums	303	—	303	276	—	276	10
Other revenues	180	9	171	109	4	105	63
Total revenues	2,465	19	2,446	1,979	17	1,962	25
Banking and deposit interest expense	15	—	15	33	1	32	(53)
Total net revenues	2,450	19	2,431	1,946	16	1,930	26

Expenses
Distribution expenses	611	—	611	462	—	462	32
Interest credited to fixed accounts	227	—	227	232	—	232	(2)
Benefits, claims, losses and settlement expenses	640	—	640	306	—	306	NM
Amortization of deferred acquisition costs	(246)	—	(246)	(64)	—	(64)	NM
Interest and debt expense	74	45	29	45	—	45	(36)
General and administrative expense	702	23	679	625	34	591	15
Total expenses	2,008	68	1,940	1,606	34	1,572	23
Pretax income	442	(49)	491	340	(18)	358	37
Income tax provision	130	(6)	136	80	(6)	86	58
Net income	312	(43)	355	260	(12)	272	31
Less: Net loss attributable to non-controlling interests	(32)	(32)	—	—	—	—	—
Net income attributable to Ameriprise Financial	$344	$(11)	$355	$260	$(12)	$272	31%

NM	Not Meaningful — variance of 100% or greater

(1)

Includes the elimination of management fees earned by the company from the consolidated investment entities and the related expense, revenues and expenses of the consolidated investment entities, net realized gains/losses and integration charges. Income tax provision is calculated using the statutory tax rate of 35% on applicable adjustments.

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

(in millions, unaudited)	Quarter Ended September 30, 2010

Pretax income	$442
Less: Pretax loss attributable to non-controlling interests	(32)
Pretax income excluding consolidated investment entities (CIEs)	$474

Income tax provision	$130

Effective tax rate	29.6%
Effective tax rate excluding non-controlling interests	27.6%

Ameriprise Financial, Inc.

Reconciliation Table: Ameriprise Financial Debt to Ameriprise Financial Capital Ratio

September 30, 2010

(in millions, unaudited)	GAAP Measure	Non-recourse Debt and Equity of Consolidated Investment Entities(1)	GAAP Measure Excluding Non-recourse Debt and Equity of Consolidated Investment Entities	Impact of 75% Equity Credit(2)	GAAP Measure Excluding Non- recourse Debt and Equity of Consolidated Investment Entities with 75% Equity Credit(1)(2)

Ameriprise Financial Debt	$2,735	$6	$2,729	$242	$2,487
Ameriprise Financial Capital	$13,685	$567	$13,118		$13,118

Ameriprise Financial Debt to Ameriprise Financial Capital	20.0%		20.8%		19.0%

(1)             Includes non-recourse debt of muni inverse floaters and equity impacts attributable to consolidated investment entities.

(2)             The company’s junior subordinated notes receive an equity credit of at least 75% by the majority of the rating agencies.

Ameriprise Financial, Inc.

Return on Equity (ROE) Excluding Accumulated Other Comprehensive Income (Loss) “AOCI”
Calculation for the 12 Months Ended September 30, 2010

(in millions, unaudited)	ROE excluding AOCI	Less: Adjustments(1)	Operating ROE(2)

Return	$1,054	$(47)	$1,101

Equity excluding AOCI	$9,490	$343	$9,147

Return on Equity excluding AOCI	11.1%		12.0%

Ameriprise Financial, Inc.

Return on Equity (ROE) Excluding Accumulated Other Comprehensive Income (Loss) “AOCI”
Calculation for the 12 Months Ended September 30, 2009

(in millions, unaudited)	ROE excluding AOCI	Less: Adjustments(1)	Operating ROE(2)

Return	$116	$(305)	$421

Equity excluding AOCI	$7,944	$—	$7,944

Return on Equity excluding AOCI	1.5%		5.3%

(1)             Adjustments reflect the trailing twelve months’ sum of after-tax net realized gains/losses and integration charges less the equity impacts attributable to the consolidated investment entities.

(2)             Operating return on equity excluding accumulated other comprehensive income (loss) and consolidated investment entities is calculated using the trailing twelve months of earnings excluding the after-tax net realized gains/losses and integration charges in the numerator, and Ameriprise Financial shareholders’ equity excluding the impact of consolidating investment entities using a five point average of quarter-end equity in the denominator.

Ameriprise Financial, Inc.
Reconciliation Table: Book Value

(in millions, except per share amounts, unaudited)	September 30, 2010	September 30, 2009	% Change

Total Ameriprise Financial shareholders’ equity	$10,950	$9,045	21%
Less: Appropriated retained earnings of CIEs	590	—	NM
Add: Accumulated other comprehensive income (AOCI) of CIEs(1)	29	—	NM
Total Ameriprise Financial shareholders’ equity excluding CIEs	10,389	9,045	15
Less: AOCI excluding CIEs	926	279	NM
Total Ameriprise Financial shareholders’ equity excluding AOCI and CIEs	$9,463	$8,766	8

Basic common shares outstanding	253.7	258.8	(2)

Book value per share	$43.16	$34.95	23
Book value per share excluding CIEs	$40.95	$34.95	17
Book value per share excluding AOCI and CIEs	$37.30	$33.87	10%

NM Not Meaningful — variance of 100% or greater

(1) This adjustment reflects the add back of the elimination of unrealized gains on the company’s investment in CIEs.